                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) July 15, 1997





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

 Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended June 30, 1997 of $225.7 million, compared with $205.5 million a year earlier, a 10% increase. Net earnings for the six-month period ended June 30, 1997 were $441.1 million, compared with $399.3 million the previous year, a 10% increase. Earnings before provision for income taxes increased 11% to $358.6 million for the three-month period ended June 30, 1997, compared with $324.3 million the prior-year. Earnings before provision for income taxes for the six-month period ended June 30, 1997 increased 10% to $696.4 million, compared with $633.1 million in the prior year.

 Total revenue for the three-month period ended June 30, 1997 increased 18% to $1.8 billion, compared with $1.5 billion in the prior year. Total revenue for the six-month period ended June 30, 1997 increased 17% to $3.5 billion, compared with $3.0 billion in the prior year. Total net finance receivables at June 30, 1997 were $45.9 billion compared to $41.8 billion at December 31, 1996 and $39.5 billion at June 30, 1996.

 Consumer finance net receivables were $31.4 billion at June 30, 1997, up from $28.0 billion reported at December 31, 1996 and $27.0 billion at June 30, 1996. Consumer finance receivables consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, manufactured housing receivables and credit card participations in receivables.

 Commercial finance net receivables were $14.5 billion at June 30, 1997, up from $13.8 billion reported at December 31, 1996 and $12.5 billion at June 30, 1996. Commercial finance receivables result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

 The Company's composite ratio of net credit losses to average net finance receivables was 2.41% for the six-month period ended June 30, 1997, higher than the 2.02% reported by the Company for the twelve months ended December 31, 1996 and 1.84% reported for the six months ended June 30, 1996. The increase from both periods was principally driven by a shift in product mix toward unsecured portfolios and increased losses. Unsecured portfolios typically have higher loss ratios than secured portfolios. In both periods, the loss ratios in the Company's personal loan and sales finance portfolio and credit card participations increased. These increases were partially offset by decreases in most of the Company's secured loan portfolios. The allowance for losses to net finance receivables increased to 3.46% at June 30, 1997 compared to 3.28% at December 31, 1996, reflecting management's opinion that net credit losses may continue to increase in 1997. Management believes the allowance for losses at June 30, 1997 is sufficient to provide adequate protection against losses in its portfolios.

            ASSOCIATES CORPORATION OF NORTH AMERICA

Certain unaudited financial information is as follows (dollar amounts in millions):


                           Six Months Ended               Three Months Ended
                               June 30                          June 30
                                            %                              %
                       1997      1996    Increase     1997      1996    Increase
                       ----------------------------------------------------------

 TOTAL REVENUE       $3,460.9  $2,966.5     17%     $1,781.4  $1,512.3     18%

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES          696.4     633.1     10         358.6     324.3     11

 NET EARNINGS           441.1     399.3     10         225.7     205.5     10


                                       June 30    December 31   June 30
                                         1997        1996         1996
                                       -------    -----------   -------
 NET FINANCE RECEIVABLES
    Consumer Finance                  $31,399.8    $27,997.1   $26,997.4
    Commercial Finance                 14,494.3     13,781.8    12,454.3
                                      ---------    ---------    --------

      Total Net Finance
       Receivables                    $45,894.1    $41,778.9   $39,451.7
                                      =========    =========   =========

 TOTAL ASSETS                         $46,731.9    $42,598.1   $40,186.1

 TOTAL DEBT                            40,355.9     36,531.3    34,630.6

 STOCKHOLDERS' EQUITY                   5,525.4      5,086.2     4,824.6

 PORTFOLIO QUALITY

 60+DAYS CONTRACTUAL
  DELINQUENCY                              2.36%        2.29%       1.83%

 NET CREDIT LOSSES (as
  a % of ANR)                              2.41         2.02        1.84

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                             $ 1,589.4    $ 1,371.4   $ 1,299.9
   Percent of net finance
    receivables                            3.46%        3.28%       3.29%


 /TABLE

                           SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ASSOCIATES CORPORATION OF NORTH AMERICA





                                   By:/s/   KEVIN P. HEGARTY
                                      Senior Vice President and Comptroller



 Date: July 15, 1997